Exhibit 99.1

Contact: Ed Dickinson Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

LMI Aerospace Completes Acquisition of D3 Technologies, Inc.

ST. LOUIS, July 31, 2007 /PRNewswire-FirstCall via COMTEX News Network/ -- LMI Aerospace, Inc. (Nasdaq: LMIA), a leading provider of structural components, assemblies and kits to the aerospace, defense and technology industries, today announced it has completed its acquisition of San Diego-based D3 Technologies, Inc., a premiere design and engineering services firm. The purchase price of $65 million in cash was funded with existing cash and borrowings of approximately $38.5 million under a new $80 million revolving credit agreement provided by Wachovia Securities.

Founded in 1982, D3 Technologies has 350 employees, including 310 highly qualified engineers and technical resources in offices in San Diego, Seattle, Dallas/Ft. Worth and Greenville, South Carolina. The company performs structure and sub-structure design work for manufacturers of commercial, business and military aircraft for Boeing, Spirit AeroSystems, Vought Aircraft, Airbus North America, Lockheed Martin and others. Key projects include roles on Lockheed's F-35 Lightning II and Boeing's 787, 777 Freighter and 747-8 programs. D3 also provides design and complex program management support to many of its client's R&D departments and is actively engaged in the development of several next generation platforms.

LMI Aerospace, Inc., which will celebrate its 60th anniversary in 2008, is a leading provider of structural components, assemblies and kits to the aerospace, defense and technology industries. The company fabricates, machines, finishes and integrates formed, close tolerance aluminum and specialty alloy components and sheet metal products primarily for large commercial, corporate and military aircraft. LMI Aerospace, Inc., manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.

This news release contains several statements about management's current expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The actual results may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including risks and uncertainties that relate specifically to the contemplated acquisition, such as: (i) that the D3 business will not be integrated successfully into LMI; (ii) the risk that the expected benefits of the acquisition may not be realized; and (iii) LMI's increased indebtedness after the acquisition. Other non-acquisition related risks include those factors discussed from time to time in LMI's filings with the Securities and Exchange Commission. Please refer to the Risk Factors contained in the company's Annual Report on Form 10-K for the year ended December 31, 2006, for more details.